Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACTS:	PRESS RELATIONS
BETSY CASTENIR
(212) 339-3424
TOM VOGEL
(212) 339-0862

INVESTOR RELATIONS
ROBERT TUCKER
(212) 339-0861

Statement in Response to Announcement of Standard & Poor’s Downgrade of Financial Security Assurance Holdings Ltd. to A+ Credit Watch Developing and Placement of Financial Security Assurance Inc. on AAA Credit Watch Negative

FSA HOLDINGS DOWNGRADE FROM AA- TO A+ CONSISTENT WITH SIMILAR
DOWNGRADES OF DEXIA S.A.’s CORE UNITS

RATING ACTION ON FSA INC. FROM AAA NEGATIVE OUTLOOK TO CREDIT
WATCH NEGATIVE COMES DESPITE TRIPLE-A CAPITALIZATION

New York, New York, October 8, 2008 – In response to Standard & Poor’s (S&P) rating actions on Financial Security Assurance Holdings Ltd. (FSA Holdings) and Financial Security Assurance Inc. (FSA), the bond insurance subsidiary of FSA Holdings, the Company provided the following comments:

1)        The lowering of FSA Holdings’ long-term counterparty credit rating from AA- to A+ Credit Watch Developing is consistent with a similar downgrade of Dexia S.A.’s core units.

2)        The placement of FSA’s AAA rating on Credit Watch Negative reflects S&P’s concerns about the current market environment and uncertainty about Dexia’s future support for FSA under new ownership and management, rather than the fundamental credit strength of the insurance company.

3)        While we concur with S&P that these are extremely challenging times and that there is considerable uncertainty about the length and depth of this economic cycle, FSA has sufficient resources to meet all claim payments in S&P’s current Triple-A stress environment.

4)        FSA Holdings’ Financial Products (FP) segment, which issues insured guaranteed investment contracts (GICs), has ample liquidity through a $5 billion committed standby line from Dexia,

which has not been utilized, and additional protection through a $500 million capital facility (currently being documented) from Dexia to cover any economic losses beyond the $316 million of loss recognized at the end of June 2008.  The $500 million of capital that Dexia would inject as needed, when added to the $316 million of established reserves, brings available resources to meet economic losses in the FP portfolio to over $800 million, without consideration of potential tax benefits, which would bring the total to approximately $1.1 billion.  This significantly exceeds S&P’s risk-based capital charge for the FP portfolio.

Robert P. Cochran, Chairman and Chief Executive Officer of FSA Holdings and FSA, said: “FSA benefits from a strong business model, which produces a stable base of future revenues from imbedded unearned premiums and investment income, without requiring new business origination activity or access to market funding.”

FORWARD-LOOKING STATEMENTS

The Company relies on the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

In its filings with the SEC, reports to shareholders, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward-looking statements include, but are not limited to:

•                  projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                  statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value or return on equity; and

•                  expected losses on, and adequacy of loss reserves for, insured transactions.

Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and future and conditional verbs such as “will,” “should,” “would,” “could” and “may” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include:

•                  the risks discussed in the Company’s Annual Report on Form 10-K under “Item 1A. Risk Factors”;

•                  changes in capital requirements or other criteria of securities rating agencies applicable to FSA;

•                  potential for reduced market appetite for FSA-insured securities due to credit watch status at Moody’s and S&P;

•                  competitive forces, including the conduct of other financial guaranty insurers and competition from alternative executions;

•                  changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients;

•                  impairments to assets in the FP Investment Portfolio proving to be “other-than-temporary” rather than temporary, resulting in reductions in net income;

•                  changes in accounting principles or practices that may affect the Company’s reported financial results;

•                  an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting transactions insured by FSA or its General Investment Portfolio;

•                  inadequacy of reserves established by the Company for losses and loss adjustment expenses;

•                  disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures;

•                  downgrade or default of one or more of FSA’s reinsurers;

•                  market conditions, including the credit quality and market pricing of securities issued;

•                  capacity limitations that may impair investor appetite for FSA-insured obligations;

•                  market spreads and pricing on insured CDS exposures, which may result in gain or loss due to mark-to-market accounting requirements;

•                  prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA; and

•                  other factors, most of which are beyond the Company’s control.

The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.

THE COMPANY

Financial Security Assurance Holdings Ltd. (the Company), headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial products to clients in both the public and private sectors around the world. The principal operating subsidiary is Financial Security Assurance Inc. (FSA), a leading financial guarantor. Through other subsidiaries, the Company provides FSA-insured financial products, such as guaranteed investment contracts, to obtain funds at Triple-A cost and then invests those funds in high-quality, liquid securities.  The Company is a member of the Dexia group.